EXHIBIT 10.1

FFE TRANSPORTATION SERVICES, INC.
MANAGEMENT PHANTOM STOCK PLAN

This Phantom Stock Plan (hereafter the “Plan”), entered into as of May 13, 1992 (the “Effective Date”), by FFE Transportation Services, Inc., a Delaware corporation (“FFE”) which is a wholly owned subsidiary of FFE, Inc. (“Industries”), a public Texas corporation, for the benefit of certain managers covered by the FFE Transportation Services, Inc., Executive and Management Bonus Program (the “Program”).

RECITALS

FFE has established the Program for the benefit of specified managers of FFE. In order to enhance the benefits to the managers under the Program, allow the managers to share in the growth of FFE through the appreciation in the value of the common stock of Industries, and to provide the managers with greater incentive to promote the growth of Industries shareholder value, FFE desires to establish a Management Phantom Stock Plan (the “Plan”) which will allow the managers to elect to acquire hypothetical (“Phantom”) shares in FFE.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Plan, FFE hereby agrees as follows:

1.	Definitions. For the purposes of this Plan, the following terms shall have the meanings as set forth below:

(a) The term “Phantom Shares” shall mean the Phantom Shares at any time acquired by FFE for the benefit of the Participants, as the number thereof may be adjusted from time to time and held by FFE for the Participants pursuant to the terms of this Plan.

(b) The term “Participant” shall mean each manager designated on Exhibit A attached hereto and made a part hereof who is designated as eligible to receive benefits under the Program and this Plan.

(c) The term “Phantom Share Value” shall mean the value assigned to a Phantom Share as provided in this Plan.

(d) The term “Phantom Share” shall mean a fictitious share of the Stock which will carry with it certain rights and benefits as described more particularly herein but which will not entitle the holder thereof either to equity rights in FFE, Inc. or Industries or to any type of voting rights in FFE, Inc. or Industries.

(e) The term “Allocated Phantom Shares” shall mean all Phantom Shares acquired by FFE pursuant to the terms of this Plan and held and allocated by FFE for the benefit of the Participants as herein provided.

(f) The term “Participant’s Allocated Phantom Shares” shall mean the allocated Phantom Shares allocated by FFE to a specific Participant’s account as provided in the Plan.

(g) The term “Stockholder” shall mean the party or parties who own Stock on the date of this Agreement.

(h) The term “Stock” shall mean all of the issued and outstanding shares of common stock of Industries and shall not include any Phantom Shares.

(i) The term “Triggering Event” shall mean any of the events provided for in Section 6, the occurrence of which shall give rise to an obligation or right of FFE to such Participant of the Phantom Share Value of Participant’s Allocated Phantom Shares.

(j) The term “Disability” shall mean any condition which causes the Participant to fail to devote his full time and reasonable best efforts to the performance of his duties and responsibilities for a period of in excess of ninety (90) consecutive days.

(k) The term “Employee’s Relative Percentage” shall mean at any point in time the fraction, expressed as a percentage, in which the numerator is the number of the Employee’s allocated Phantom Shares at such time and the denominator is the sum of the total number of shares of issued and outstanding Stock at such point in time plus the total number of allocated Phantom Shares at such point in time.

(l) The term “Election Period” shall mean the period of December 1 to December 15 inclusive for each year.

2. Purchase of Phantom Shares

(a) Pursuant to the terms of the Program, each Participant in this Plan shall be entitled to an incentive bonus calculated pursuant to the formula shown on Exhibit B attached to this Plan Agreement. On or before December 15 of each calendar year, each Participant may elect to defer up to 50% of their incentive bonus for that year, which deferred amount shall be applied to the acquisition of Phantom Shares. FFE shall acquire and hold, for the benefit of each Participant, the Phantom Shares acquired for the benefit of that Participant with the deferred amount. The number Phantom Shares to be acquired for any Participant shall be equal to the amount of the Participant’s deferral amount divided by the applicable Phantom Share Value.

(b) For the purpose of Section 2(a) above, the applicable Phantom Share Value shall mean the price of a share of Stock as quoted on the American Stock Exchange as of the last business day of that calendar year for which the Participant’s deferral election was effective.

(c) Each Phantom Share acquired for the benefit of a Participant shall be allocated to individual Participant accounts and held and maintained by FFE as an Allocated Phantom Share for the benefit of the Participant.

3. Adjustment to Number of Phantom Shares

(a) For the purpose of this Agreement, the number of the Participant’s Allocated Phantom Shares shall be the number of Phantom Shares acquired for the benefit of a Participant and held and maintained by FFE for such Participant as provided in Section 2 above, as said number may be adjusted from time to time in accordance with the provisions of this Section 3.

(b) In case Industries shall (i) declare a dividend or make a distribution on the outstanding shares of Stock in additional shares of Stock, (ii) subdivide or reclassify the outstanding shares of Stock into a greater number of shares of Stock, or (iii) combine or reclassify the outstanding shares of Stock into a lesser number of shares of Stock, the number of Participant’s Allocated Phantom Shares shall be adjusted immediately after the record date for such dividend or distribution of the effective date of such subdivision, combination or reclassification, so that such number is increased or decreased by multiplying such number as it existed immediately before such record date or effective date by a fraction, the numerator of which shall be the number of shares of Stock outstanding immediately after such dividend, distribution, subdivision, combination or reclassification, and the denominator of which shall be the number of shares of Stock outstanding immediately before such dividend, distribution, subdivision, combination or reclassification. In the event of such an adjustment, FFE shall deliver to the Trustee notification of such adjustment.

(c) In case Industries shall issue rights or warrants to all holders of Stock entitling them to subscribe for or purchase shares of Stock at a price per share less than the Phantom Share Value of a Phantom Share, the number of the Participant’s Allocated Phantom Shares shall be increased by an amount equal to Participant’s Relative Percentage of total number of Bonus Shares (hereafter defined) acquired upon exercise of such rights or warrants. For the purposes hereof, Bonus Shares shall; mean the total number of shares of Stock purchased upon exercise of such rights or warrants less the number of shares of Stock which could have been purchased for the amount expended in exercise of such rights or warrants if such shares of Stock were purchased at a price per share equal to the Phantom Share Value of a Phantom Share.

(d) In case Industries shall sell or issue shares of Stock, other types of equity securities, or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for other purchase shares of Stock or other types of equity securities, in any transaction other than those described above in this Section 3, the Participant shall not have any right by virtue of the Phantom Shares allocated to the Participant’s separate Plan account to purchase or acquire any such shares of Stock or other types of equity securities, or any such rights, options, warrants, or convertible or exchangeable securities containing the right to subscribe for, or purchase shares of Stock or other types of equity securities, and such sale or issuance shall not result in any adjustment in the number of Phantom Shares allocated to the Participant’s separate Plan account, notwithstanding that as a result of such sale or issuance Participant’s Relative Percentage may then or thereafter be reduced.

4. Other Dividends. In case Industries shall fix a record date for the making of a distribution to all holders of shares of Stock (i) of shares of any class of stock in Industries other than Stock (ii) of evidences of Industries indebtedness (iii) of assets (including cash dividends or distributions but excluding dividends or distributions referred to elsewhere in this Section 4 or Section 3 above) or (iv) of rights or warrants to acquire securities of Industries (excluding those rights or warrants referred to in Section 3 above) then, in each such case, each Participant shall be entitled to receive that number of shares of stock, evidences of indebtedness or rights or warrants, or that amount of assets, that is equal to the Participant’s Relative Percentage of the total number or amount distributed to all holders of Stock which shall then be allocated to the Participant’s separate Plan account.

5. Reorganization. In the case of any capital reorganization of Industries, other than pursuant to a transaction provided for in Sections 3 or 4 above, or the consolidation or merger of Industries with or into another corporation (other than a consolidation or merger in which Industries is the continuing corporation and which does not result in any reclassification of outstanding shares of Stock or the conversion of such outstanding shares of Stock into shares of other stock or other securities or property), or the sale of the property of Industries as an entirety or substantially as an entirety (collectively such transactions being hereafter referred to as a “Reorganization”), the Participant’s Allocated Phantom Shares shall convert into that number or amount of shares of the stock or other securities or cash or property which a holder of the Participant’s Relative Percentage of the Stock immediately prior to the consummation of the Reorganization would be entitled to receive upon consummation of such Reorganization. Upon such conversion , the Participant shall only have the rights with respect to such shares of stock or other securities or cash or property as do the other owners of holders thereof, and shall have no further rights, and FFE shall have no further duties or obligations, under this Agreement. FFE shall, upon or prior to the consummation of any such Reorganization of the successor corporation, or if Industries shall be the surviving corporation in any such Reorganization and is not the issuer of shares of stock or other securities or cash or property to be delivered to holders of shares of Stock outstanding at the consummation thereof, then such issuer, shall assume by written instrument the obligation to deliver to such shares of stock, securities, cash or other property as the Trustee shall be entitled to in accordance with the foregoing provisions.

6. Triggering Events. Upon the occurrence of any of the following events (“Triggering Events”) FFE shall have an obligation, at the election of the Participant, to terminate all rights of Participant under this Agreement by paying to the Participant the Phantom Share Value of Participant’s Allocated Phantom Shares with such amount to be allocated to the Participant’s separate Plan account:

(a) The termination of the Participant’s employment.

(b) The death of Participant becoming subject to a Disability.

(c) The participant’s written election, during an Election Period for a year to cash out any number or all of the Phantom Shares allocated to the Participant, excluding any Phantom Shares to be allocated for that year.

(d) Change in Control (as defined in Treasury regulations promulgated under Internal Revenue Code Section 280G) with respect to Industries.

However, with respect to an allocation of Phantom Shares, in no event can an Optional or Mandatory Triggering Event occur, earlier than the year following the year for which the allocation was made.

7. Payment of Phantom Share Value.

(a) In the event of the occurrence of a Triggering Event as described in Subsection 6(a), 6(c), or 6(d) above (an “Optional Triggering Event”), if Participant’s rights under this Agreement have not already been terminated, then FFE shall, unless the Participant elects in writing 30 days of the Optional Triggering Event, pay to the Participant, within thirty (30) days of the close of the calendar year in which the Optional Triggering Event occurs, the Phantom Share Value of the Participant’s Allocated Phantom Shares.  In the event of the occurrence of a Triggering Event described in Subsection 6(b) above (a “Mandatory Triggering Event”), if Participant’s rights under this Agreement have not been already terminated, then FFE shall have the obligation within thirty (30) days of the close of the calendar year in which the Mandatory Triggering Event occurs, to terminate all rights or Participant under this Agreement by paying to the Participant the Phantom Share Value Participant’s Allocated Phantom Shares.  In any event, such payment shall be made in a single lump sum.  For the purposes of this Subsection 7(a), the Phantom Share Value shall mean the price of a share of Stock as quoted on the American Stock Exchange as of the last business day of the calendar year in which the Optional Triggering Event occurs.

(b) FFE may, but is not required to, obtain and maintain a policy of disability buyout insurance with respect to Participant which insurance shall provide for benefits in such amounts as FFE may determine.  The proceeds of such policy shall be applied in discharge of FFE’s obligation to pay the Phantom Share Value of Participant’s Phantom Shares, in the event that the Participant becomes subject to Disability.  FFE may, but is not required to also obtain and maintain while this Agreement remains in effect, a term policy of life insurance on the life of Participant which shall provide for benefits in such amounts as FFE may determine.  The proceeds of such policy shall first be applied in discharge of FFE’s obligation to pay the Phantom Share Value of Participant’s Phantom Shares in the event of the death of Participant and thereafter, to the extent of any excess proceeds, may be retained by FFE.  In the event that the proceeds of such policy if any are less than the Phantom Share Value of Participant’s Phantom shares, or the Minimum Amount if appropriate as provided above, the shortfall shall be paid by FFE.  In circumstances where proceeds are payable under either such policy, the payment of the amount that FFE is to pay may be delayed pending FFE’s receipt of such proceeds.  Notwithstanding the foregoing, the obtaining of any such insurance policies shall be subject to the determination by insurance companies licensed by the laws of the State of Texas that participant is insurable at standard rates and Participant satisfying all conditions required to be satisfied by any insurer, including but not limited to a pre-insurance physical, prior to the issuance of any such policy.

(c) In the event that Industries consummates a Reorganization within six (6) months after the date that the participant elects to be paid or FFE becomes obligated (other than due to the death of Participant or Participant becoming subject to a Disability) to pay the Phantom Share Value of Participant’s Phantom Shares, and as a result of such Reorganization the holders of all of the Stock receive cash for such Stock, and if the amount of cash which a holder of Participant’s Relative Percentage of the Stock immediately prior to the consummation of such Reorganization would receive exceeds the amount which FFE is obligated to pay to Participant, then such amount shall be increased by the amount of such excess and such increase shall be paid by increasing the principal amount of FFE’s promissory note executed and delivered to Participant by the amount of such increase and by increasing each principal installment thereafter due on such note by an amount equal to the total of such increase divided by the number of such installments still due on such note.

8. Board Discretion.  In the event that FFE has cash, which if the Board of Directors of FFE determined to do so would be available for payment of dividends to shareholders of FFE, notwithstanding the source of such cash, it shall be at the sole discretion of the Board whether to apply such cash in payment of dividends or for some other purpose.  Without limiting the broad discretionary rights of the Board provided in the preceding sentence, subject to other obligations imposed on the Board by law or contract, the Board shall always be entitled to apply FFE’s cash in payment of obligations of FFE to third parties or to shareholders, and any payment by FFE of cash to shareholders in discharge of now existing or hereafter arising obligations of FFE shall not be deemed to be a dividend or other distribution to such shareholder giving rise to a right of Participant to receive a dividend or distribution hereunder.

9. Non Transferability.  Except as expressly provided herein, the Phantom Shares and/or any rights and benefits granted in this Agreement may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent or distribution, and shall not be subject to execution, attachment or similar process.  Subject to such limitation, this Agreement shall insure to the benefit of and be binding upon the successors and assigns of the parties hereto, expressly provided, however, that the ability of Participant to assign its rights pursuant to this Agreement shall be limited pursuant to the terms hereof.

10. No Fiduciary Relationship.  The Boards of Directors and the Officers of FFE, Inc. and Industries shall have no duty to manage or operate in order to maximize the benefits granted to Participant hereunder, but rather shall have full discretionary power to make all management and operational decisions based on their determination of their respective best interest.  This Agreement shall not be construed to create a fiduciary relationship between such Boards or the Officers of FFE, Inc. and Industries and the Participant.

11. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

12. Entire Agreement.  This Agreement embodies and constitutes the entire understanding between the parties with respect to the subject matter hereof and all prior or contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Agreement.  Neither this Agreement nor any provision herein may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against whom the enforcement of such waiver, modification, amendment, discharge of termination is sought, and then only to the extent set forth in such instrument.

13. No Employment Guarantee.  Nothing in the Plan or the Trust shall be construed as an employment contract or guarantee of continued employment with the Employer.  The rights of any Participant shall only be those as are expressly set forth in this Plan.

14. Captions.  The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope of intent of this Agreement or any of the provisions hereof.

15. Counterpart Execution.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

16. Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable and shall not invalidate the remaining provisions of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be effected by the illegal, invalid or unenforceable provision or by its severance from this agreement.

17. Taxes.  FFE shall be entitled to deduct from amounts payable or items distributable hereunder any sums required by federal, state, or local tax law to be withheld with respect to such payments or distributions.  FFE will advise Participant and of the existence of such tax and of the amount that FFE is required to withhold.  Prior to any distribution of non-cash items FFE will advise Participant and if any withholding is required out of such distribution and if required of FFE’s calculation and method of calculation of the amount to be withheld.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first set forth above.

FFE TRANSPORTATION SERVICES, INC.

By:	/s/ Stoney M. Stubbs, Jr.
Name:	Stoney M. Stubbs, Jr.
Title:	Chairman of the Board

EXHIBIT A

ELIGIBLE MANAGERS

EXHIBIT B

INCENTIVE BONUS CALCULATION
Operating Ratio	Group B VP's		Group B VP's
	1989	Prop. 1990	1989	Prop. 1990
100.0+	-11%	-11%	-9%	-9%
99.9-96.1	0	0	0	0
96.0	11	7	9	6
95.5	13	11	10	7
95.0	14	13	11	9
94.5	15	15	12	11
94.0	16	17	13	13
93.5	17	19	14	15
93.0	18	20	15	16
92.5	19	21	16	17
92.0	20	23	17	18
91.5	20	25	18	20